Exhibit 99.1

        Robocom Reports 4th Consecutive Quarter of Net Income and Results
                                for 1st Qtr 2004

MASSAPEQUA, NY, October 23, 2003 -Robocom Systems International Inc. (OTCBB:
RIMS) announced results for the first quarter ended August 31, 2003. "This quarter represents our fourth consecutive quarter of income, net of amortization and other non-cash expenses," said Irwin Balaban, President and CEO.

For the first fiscal quarter of 2004, net income of $5,259, or $0.001 per share, represents an improvement of $64,669 over a net loss of $59,410, or ($0.01) per share, in the year-ago quarter. Excluding non-cash expenses, Robocom reported a net profit of $194,580, or $0.04 per share, compared to $166,015, or $0.03 per share, in the year-ago period.

Software license revenue rose over 56% to $46,435, as compared with $29,680 in the fiscal 2003 first quarter. Revenue from services decreased by approximately 32% and hardware sales decreased by approximately 83%, as compared to the year-ago quarter. Maintenance revenue decreased slightly, by approximately 5%, as compared to the prior period. Software amortization declined by 16% and selling, general and administrative expenses decreased by 20%. This resulted in an operating income of $5,259 as compared to an operating loss of $59,410 in the year-ago quarter.

Highlights of the first quarter include:

      o Signed agreement with ice.com, one of the Internet's leading retailers of jewelry, to implement the RIMS Warehouse Management System (WMS) in its fulfillment centers.

      o Continued to strengthen the sales pipeline by aggressively pursuing new opportunities in both the private and public sector.

      o Completed the installation of the RIMS system in the Pennsylvania Liquor Control Board's third site, where RIMS is integrated to a 'state of the practice' high-speed material handling system.

In addition, Osram Sylvania, Inc. has decided to implement RIMS at its third distribution center in Versailles, KY. RIMS is already in use at OSI's distribution centers in Ontario, CA and Bethlehem, PA.

"The first quarter results reflect Robocom's efforts to improve profitability, despite the effects of declining economies," said Mr. Balaban. "Our software license revenues are strong, and I expect to see additional growth in the second half of fiscal 2004, as we aggressively pursue new opportunities."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                             Quarter Ended
                                                               August 31,
                                                          2003          2002
                                                          ----          ----

      Revenues                                           $  669        $   981
      Cost of revenues                                      345            648
                                                         ---------------------
      Gross margin before amortization                      324            333
      Software amortization                                 189            225
                                                         ---------------------
      Gross margin                                          135            108

      Selling, general & administrative expenses            126            156
                                                         ---------------------
      Income (loss) from operations                           9            (48)
      Interest expense                                        4             11
                                                         ---------------------
      Income (loss) before provision (benefit) of
              income taxes                                    5            (59)
      Provision (benefit) of income taxes                    --             --
                                                         ---------------------
      Net income (loss)                                  $    5        $   (59)
                                                         =====================

      Net income (loss) per share (basic and
              diluted)                                   $0.001        $(0.010)
                                                         =====================

      Weighted average shares outstanding                 4,496          4,496

--------------------------------------------------------------------------------
Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
--------------------------------------------------------------------------------

                                    -- END --


                                       3